EXHIBIT 99.2

Financial Statements of Procuri, Inc. as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 and unaudited financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006.

Pages(s)
Report of Independent Auditors	1

Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Changes in Shareholders’ Deficit	4

Statements of Cash Flows	5–6

Notes to Financial Statements	7–23

Report of Independent Auditors

To the Board of Directors and Shareholders of Procuri, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of Procuri, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company changed the manner in which it accounts for share-based compensation and sales commissions effective January 1, 2006.

/s/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia

June 29, 2007

Procuri, Inc.

Balance Sheet

	As of September 30, 2007	As of December 31,
		2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,779,363	$256,729	$2,063,992
Accounts receivable	5,789,890	7,470,093	4,944,966
Other current assets	1,207,829	813,304	418,682

Total current assets	9,777,082	8,540,126	7,427,640
Property and equipment, net	1,482,057	1,415,373	1,435,889
Intangible assets, net	8,082,365	9,920,965	7,511,054
Goodwill	5,743,130	5,743,130	5,601,653
Other long-term assets	813,812	709,801	—
Restricted cash	—	296,541	643,978

Total assets	$25,898,446	$26,625,936	$22,620,214

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$538,986	$808,088	$503,390
Accrued liabilities	3,860,768	2,782,256	2,144,479
Deferred credit	2,303,517	2,303,517	—
Notes payable	1,398,680	788,783	569,026
Deferred revenue	13,240,065	10,239,684	7,163,921

Total current liabilities	21,342,065	16,922,328	10,380,816
Notes payable	6,983,228	7,739,451	4,070,000
Other long-term liabilities	27,814	228,917	101,595

Total liabilities	28,353,058	24,890,696	14,552,411

Commitments and contingencies (Note 6)
Redeemable convertible preferred stock
Series A, $0.001 par value per share; 9,166,666 shares authorized; 9,166,666 shares issued and outstanding at December 31, 2006 and 2005; liquidation preference at December 31, 2006 of $13,122,396, and at December 31, 2005 of $12,517,396	11,982,410	11,529,903	10,924,903
Series B, $0.01 par value per share; 7,763,976 shares authorized; 7,763,976 shares issued and outstanding at December 31, 2006 and 2005; liquidation preference at December 31, 2006 and 2005 $12,500,000	12,382,761	12,382,761	12,382,761
Shareholders’ deficit
Common stock $.01 par value per share; 50,000,000 shares authorized; 15,573,617 and 14,993,448 issued and outstanding at December 31, 2006 and 2005, respectively	155,736	155,736	149,934
Additional paid-in capital	9,125,523	9,443,442	9,282,280
Shareholder note receivable	(139,391)	(139,391)	(134,698)
Warrants	2,135,149	2,135,149	1,620,495
Treasury stock, at cost	(600,000)	(600,000)	(600,000)
Accumulated deficit	(37,496,797)	(33,172,360)	(25,557,872)

Total shareholders’ deficit	(26,819,780)	(22,177,424)	(15,239,861)

Total liabilities and shareholders’ deficit	$25,898,446	$26,625,936	$22,620,214

The accompanying notes are an integral part of these financial statements.

Procuri, Inc.

Statements of Operations

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005
	(Unaudited)
Revenues	$21,294,672	$15,167,507	$22,321,237	$17,471,018
Operating expenses
Cost of revenues (exclusive of depreciation shown separately below)	5,863,780	4,313,307	6,358,822	4,657,569
Sales and marketing	9,150,653	7,739,774	10,647,866	7,612,754
Product development	2,538,600	2,110,443	2,866,341	1,981,410
Product support	2,149,681	2,244,799	3,365,716	2,205,017
General and administrative	3,655,631	3,268,903	4,414,984	4,442,214
Depreciation and amortization	1,412,641	970,058	1,438,464	961,853
Loss on impairment	—	255,844	255,844	1,408,791

Total operating expenses	24,770,986	20,903,128	29,348,037	23,269,608

Operating loss	(3,476,314)	(5,735,621)	(7,026,800)	(5,798,590)
Interest expense, net	(852,060)	(357,823)	(598,048)	(323,105)
Other income/(expense)	3,937	8,567	10,360	(94,590)

Net loss	$(4,324,437)	$(6,084,877)	$(7,614,488)	$(6,216,285)

The accompanying notes are an integral part of these financial statements.

Procuri, Inc.

Statements of Changes in Shareholders’ Deficit

	Redeemable Convertible Preferred Stock
	Series A		Series B		Common Stock		Additional Paid-in Capital	Shareholder Note Receivable				Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount			Accumulated Deficit	Warrants	Treasury Stock	Shareholders’ Deficit
Balances at December 31, 2004	9,166,666	10,319,903			14,508,379	145,084	9,045,748	(150,000)	(19,341,587)	1,702,143	(600,000)	(9,198,612)
Exercise of warrants					110,069	1,100	267,092			(81,648)		186,544
Issuance of preferred stock			7,763,976	12,382,761								—
Accretion of Series A preferred stock		605,000					(605,000)					(605,000)
Issuance of common stock in connection with acquisition of CMSI					375,000	3,750	558,750					562,500
Issuance of non-employee options							15,690					15,690
Payment on shareholder note receivable								15,302				15,302
Net loss									(6,216,285)			(6,216,285)

Balances at December 31, 2005	9,166,666	10,924,903	7,763,976	12,382,761	14,993,448	149,934	9,282,280	(134,698)	(25,557,872)	1,620,495	(600,000)	(15,239,861)
Issuance of warrants in connection with debt										514,654		514,654
Accretion of Series A preferred stock		605,000					(605,000)					(605,000)
Issuance of common stock in connection												—
with acquisition of TSI					580,169	5,801	678,798					684,599
Stock based compensation expense							87,364					87,364
Net payment (interest) on shareholder note receivable								(4,693)				(4,693)
Net loss									(7,614,488)			(7,614,488)

Balances at December 31, 2006	9,166,666	$11,529,903	7,763,976	$12,382,761	15,573,617	$155,736	$9,443,442	$(139,391)	$(33,172,360)	$2,135,149	(600,000)	(22,177,424)
Accretion of Series A preferred stock		452,507					$(452,507)					(452,507)
Stock based compensation expense							134,588					134,588
Net payment (interest) on shareholder note receivable												—
Net loss									(4,324,437)			(4,324,437)

Balances at September 30, 2007 (Unaudited)	—	$11,982,410	7,763,976	$12,382,761	—	$—	$9,125,523	$(139,391)	$(37,496,797)	$2,135,149	$(600,000)	$(26,819,780)

The accompanying notes are an integral part of these financial statements.

Procuri, Inc.

Statements of Cash Flows

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005
	(Unaudited)
Cash flows from operating activities
Net loss	$(4,324,437)	$(6,084,877)	$(7,614,488)	$(6,216,285)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,829,084	2,680,773	3,915,727	2,431,654
Loss on impairment of acquired software	—	255,844	255,844	1,408,791
Loss on disposal of fixed assets	55,028		—	25,744
Noncash interest income on shareholder note	—	(9,058)	(9,058)	—
Noncash interest expense on debt discount amortization	96,498	10,722	42,888	—
Stock based compensation	134,588	57,225	87,364	15,690
Changes in operating assets and liabilities
Accounts receivable	1,680,203	1,281,665	(2,371,522)	(744,664)
Other current assets	(394,525)	(527,579)	(436,123)	(273,307)
Other long term assets	(104,011)	(757,054)	(782,560)	—
Accounts payable	(269,102)	241,785	154,280	(756,639)
Accrued liabilities	1,011,589	565,616	582,457	500,786
Deferred revenue	3,000,381	899,753	2,776,821	38,308
Long-term liability	—	—	(18,060)	(50,000)

Net cash provided by (used in) operating activities	4,715,296	(1,385,185)	(3,416,430)	(3,619,922)

Cash flows used in investing activities
Purchase of property and equipment	(796,634)	(412,618)	(603,327)	(772,561)
Increase in capitalized software	(1,315,561)	(572,715)	(887,050)	(1,278,955)
Cash paid for acquisitions, net of cash acquired	—	(1,517,892)	(1,517,892)	(6,646,614)
(Increase) Decrease in restricted cash	296,541	(13,711)	347,437	(288,178)

Net cash used in investing activities	(1,815,654)	(2,516,936)	(2,660,832)	(8,986,308)

Cash flows provided by financing activities
Proceeds from issuance of series B preferred stock	—	—	—	12,382,761
Proceeds from issuance of notes payable	—	8,000,000	9,000,000	—
Proceeds from exercise of warrants	—	—	—	186,544
Repayment of debt	(242,824)	(4,639,026)	(4,639,026)	—
Principal payments under capital lease obligations	(134,184)	(50,270)	(95,340)	(13,233)
Proceeds from repayment of shareholder note receivable	—	4,365	4,365	15,302

Net cash provided by (used in) financing activities	(377,008)	3,315,069	4,269,999	12,571,374

Net increase (decrease) in cash and cash equivalents	2,522,634	(587,052)	(1,807,263)	(34,856)
Cash and cash equivalents
Beginning of year	256,729	2,063,992	2,063,992	2,098,848

End of year	$2,779,363	$1,476,940	$256,729	$2,063,992

Supplemental disclosure of cash flow information
Cash paid during the year for Interest	$727,233	$695,755	$924,573	$—
Supplemental disclosure of noncash investing and financing activities
Capital expenditures funded by capital lease borrowings	—	137,560	137,560	131,963

The accompanying notes are an integral part of these financial statements.

Procuri, Inc.

Statements of Cash Flows

In 2006, the Company acquired True Source, Inc. and in 2005, the Company acquired Contract Management Solutions, Inc. In conjunction with the acquisition, assets and liabilities were assumed as follows:

	2006	2005
Assets acquired in acquisition
Cash	$5,109	$533,386
Accounts receivable	153,608	858,537
Fixed assets	125,241	426,477
Intangible assets	4,807,788	6,638,526
Other assets	25,840	48,738
Goodwill	—	5,601,653

	5,117,586	14,107,317

Liabilities acquired in acquisition
Accounts payable	150,418	313,774
Accrued liability	157,109	—
Deferred credit	2,303,517	—
Deferred revenue	298,943	1,412,017

	2,909,987	1,725,791

	$2,207,599	$12,381,526

Purchase consideration
Cash paid	$1,523,000	$7,180,000
Stock issued	684,599	562,500
Note payable issued	—	4,639,026

	$2,207,599	$12,381,526

The accompanying notes are an integral part of these financial statements.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

1.	Description of Business and Significant Accounting Policies

Description of Business

Procuri, Inc., a Delaware corporation, (“Procuri” or the “Company”), provides on-demand Enterprise Supply Management software. Procuri’s web-based solutions enable its customers to conduct business with their suppliers, and manage supplier relationships throughout the world. The Company’s software enables and automates analysis, communication, collaboration, negotiation, documentation, contracting, performance monitoring, and overall management activities between corporate procurement organizations and their supplier communities. Procuri’s comprehensive software solutions are delivered via the Internet, on an on-demand or software-as-a-service basis.

In 2005 Procuri required Contract Management Solutions, Inc. (“CMSI”). The acquisition provided Procuri with a contract and deal management software for contract life cycle management of suppliers and performance. In 2006, Procuri acquired TrueSource, Inc. (“TSI”) and their spend analysis tool that allows customers greater and more timely insight into their spending.

The Company’s headquarters and primary operations are in Atlanta, Georgia. Procuri provides its software to customers and users around the world.

Revision

The accompanying financial statements as of December 31, 2006 and 2005, and for the years then ended have been revised to correct the accounting for sales tax liabilities incurred by the Company.

During 2007, the Company re-evaluated its previous position concerning the taxability of its software delivery in certain U.S. states. Based on the continuing evolution of state sales and use tax laws throughout 2005, 2006 and 2007, the Company determined that certain states began to consider our software delivery model as taxable transactions during those periods. As a result, the Company has assessed its previous accounting for the recording of sales tax liabilities and determined that they failed to record required tax liabilities in those periods. This resulted in an increase in net loss of $396,049 and $296,411 for the years ended December 31, 2006 and 2005, respectively, inclusive of related interest and penalties.

Accordingly, the balance sheet as of December 31, 2006 and 2005, the statement of operations for the years ended December 31, 2006 and 2005, and the statement of cash flows for the years ended December 31, 2006 and 2005, have been revised to reflect accruals for these sales tax liabilities.

Unaudited Interim Financial Statements

Data and information as of and for the nine months ended September 30, 2007 and 2006 are unaudited. In the opinion of management, the unaudited interim financial statements included all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

Significant Risks and Uncertainties

Our operations are subject to certain risks and uncertainties, including, among others the Company’s history of unprofitability and inability to fund its operations with cash generated from operations, our ability to obtain financing and capital on commercially reasonable terms, operating results that are often difficult to predict, our ability to develop new products and the market’s acceptance of those products, a highly competitive marketplace, errors in our products, risks associated with international operations, lengthy sales cycles, the integration of acquisitions, the need to manage our growth, possible disruption in commercial activities due to terrorist activity and armed conflict, delays in product development and related release schedules, our ability to protect intellectual property and the need to retain key personnel. Any of these factors could impair our ability to expand our operations or to generate significant revenues from those markets in which we operate. As a result of the above and other factors, our earnings and financial condition can vary from quarter-to-quarter and year-to-year.

Foreign Currency Transactions

Procuri uses the United States dollar as its functional currency. Exchange gains and losses resulting from transactions denominated in non-dollar currencies are presented on a net basis in operating expenses in the Company’s statement of operations, when they arise. For the years ended December 31, 2006 and 2005, the Company recorded a net gain of approximately $35,000 and $67,000 respectively from such transactions. For the nine months ended September 30, 2007 and 2006, the Company recorded a net gain of approximately $147,000 and $29,000, respectively, from such transactions

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

The Company has restricted cash in the form of a letter of credit that is held in accordance with the Company’s office space lease agreement. In January 2007, the Company replaced the Letter of credit and obtained a release of all restricted cash balances.

Allowance for Doubtful Accounts

The Company’s policy is to record an allowance for doubtful accounts for specific amounts determined to be uncollectible. Historically, the Company has not experienced any significant level of uncollectible accounts from its customers. As of September 30, 2007, December 31, 2006 and 2005, amounts of $212,000, $10,000 and $0 were identified as doubtful of collection.

Property and Equipment

Property and equipment are presented at cost or fair value at the date of acquisition. Depreciation is calculated based on the straight-line method over the estimated useful lives of the depreciable assets, or in the case of leasehold improvements, the shorter of the lease term or useful life. Improvements are capitalized while repairs and maintenance are expensed as incurred.

Goodwill and Intangibles

The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Statement (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and the identified intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes in circumstances indicate that the

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

carrying value may not be recoverable. The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis. The Company’s annual goodwill impairment analysis indicated that there was no goodwill impairment for the year ended December 31, 2006.

Acquired Software

The costs of licensed technology are presented at estimated fair value at acquisition date. These costs are amortized on a straight-line basis over the term of the license, generally over 3 years, which also represents the useful life to the Company. The amortization of acquired software is included in cost of revenues in the statements of operations.

Capitalized Software

For development costs of the Company’s on-demand software applications, the Company follows the guidance of Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage, and amortize them over the software’s estimated useful life. During 2006 and 2005 respectively, the Company capitalized $887,000 and $1,279,000 of such software application development costs. In the nine months ended September 30, 2007, $1,316,000 of software development costs were capitalized. Procuri amortizes these costs over a three year estimated useful life. For the years ended December 31, 2006 and 2005, $723,500 and $155,607 of amortization expense had been recorded as a component of cost of revenue. In the nine months ended September 30, 2007 and 2006, $736,000 and $516,000 was recorded as a cost of revenue.

Revenue Recognition

The Company recognizes revenues when the following criteria have been met: service has been provided, the price is fixed or determinable, collection is probable, and persuasive evidence of an arrangement exists.

Procuri’s primary source of revenue is subscription fees from customers for use of the Company’s software. Procuri’s contracts with its customers are typically fixed price, fixed term subscription arrangements. The Company recognizes revenue from subscription contracts each month over the committed term of the contracts. Deferred revenue consists primarily of prepaid subscription fees. Certain consulting services and training revenues are accounted for separately from subscription revenues, when these services have value to the customer on a standalone basis and there is objective and reliable evidence of the fair value of the undelivered elements. Fees for separate consulting and training services are recognized generally as the services are performed.

Cost of Revenue

The Company allocates a portion of operating expenses to cost of revenue. The Company identifies departments that provide direct customer support and/or services and analyzes those departments on an item-by-item basis to determine which items are directly related to supporting customers. The departments that incur these expenses are: technical operations, professional services and customer support. The majority of the qualified expense is salaries, payroll taxes and benefits. Using a method estimating each department member’s time dedicated to customer support/service, a portion of the payroll and payroll related expenses is allocated to cost of revenue. The Company also identifies non-payroll expenses as cost of revenue such as; reimbursable travel, co-location fees, telecommunication, consulting, and certain non-cash depreciation and amortization. In the years ended December 31, 2006 and 2005 the Company allocated $6,359,000 and $4,658,000 of these costs, respectively, to cost of revenue, of which

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

$2,478,000 and $1,470,000, respectively, was depreciation and amortization. In the nine months ended September 30, 2007 and 2006 the Company allocated $5,863,000 and $4,313,000 of these costs, respectively, to cost of revenue, of which $2,416,000 and $1,711,000, respectively, was depreciation and amortization.

Sales Commission

In 2006, the Company implemented a sales commission plan where commissions were paid on the total value of the entire term of new customer contracts. In prior years, the Company paid commissions on the first year of customer contracts. Deferred commissions are the incremental direct costs of sales commissions paid to the Company’s direct sales force. The commissions are deferred and amortized over the non-cancelable terms of the related customer contracts. The deferred commission amounts are recoverable through the future revenue streams under the non-cancelable customer contracts. Deferred commissions are included in other current assets and other long-term assets in the accompanying consolidated balance sheets, based on the remaining non-cancelable term of the underlying contracts. Amortization of deferred commissions is included in sales and marketing expense in the accompanying consolidated statements of operations. As of December 31, 2006 and September 30, 2007 deferred commissions were:

	Current	Long-term	Total
Deferred commission December 31, 2006	$467,276	$709,801	$1,177,077
Deferred commission September 30, 2007	608,429	813,812	1,422,241

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, requires reporting and display of comprehensive income and its components. SFAS No. 130 has no impact on Procuri as the Company’s comprehensive income consists of net income only.

Warranty Provision and Indemnification

The Company’s on-demand application service is typically warranted to perform in a manner consistent with general industry standards. In the event of an interruption in service, Procuri will extend the term of the service by one day for each interruption documented. In certain cases, the Company has extended additional service level warranties to customers that provide for monetary credits in the event of failure to meet agreed-upon service level performance. To date, the Company has not experienced any warranty claims related to an interruption in service and believes the likelihood of disruption is remote. Therefore, the Company does not maintain a reserve for such claims as of September 30, 2007, December 31, 2006 and 2005.

The Company’s arrangements with customers typically provide for indemnification against liabilities if its software is determined to infringe a third-party’s intellectual property rights. To date, the Company has not incurred any costs as a result of such indemnifications and believes the likelihood of a claim is remote. Therefore, the Company does not maintain any reserve for such claims as of September 30, 2007, December 31, 2006 and 2005.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expense amounted to $163,000 and $166,000 for the years ended December 31, 2006 and 2005, respectively. For the nine months ended September 30, 2007 and 2006, advertising expense amounted to $161,000 and $133,000, respectively.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

Research and Development Expenses

Research and development costs are expensed as incurred.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123R (“SFAS 123R”) Share-Based Payment, to account for stock-based compensation. Among its provisions, SFAS 123R requires the Company to recognize compensation expense for equity awards over the vesting period based on their grant-date fair value. Prior to the adoption of SFAS 123R, the Company utilized the intrinsic-value based method of accounting under Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees and related interpretations, and adopted the disclosure requirements of SFAS No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. Under the intrinsic-value based method of accounting, compensation expense for stock options granted to the Company’s employees was measured as the excess of the fair market value of common stock at the grant date over the exercise price.

The Company adopted SFAS 123R effective January 1, 2006 using the prospective transition approach. Under this transition method, the measurement and the method of amortization of costs for share-based payments granted prior to, but not vested as of January 1, 2006, would be based on the intrinsic value method under APB 25. For equity awards granted after the date of adoption, the Company amortizes share-based compensation expense based on the calculated value on a straight-line basis over the vesting term. The company’s consolidated financial statements as of and for the year ended December 31, 2006, reflect the impact of SFAS 123R. In accordance with the prospective transition method, the company’s consolidated financial statements for prior periods have not been restated to reflect and do not include the impact of SFAS 123R.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123R and Emerging Issues Task Force (“EITF”) 96-18. Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services.

Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss, capital loss and tax credit carry forwards. Deferred tax assets and liabilities are classified as current or non-current based on the classification of the related assets or liabilities for financial reporting, or according to the expected reversal dates of the specific temporary differences, if not related to an asset or liability for financial reporting. Valuation allowances are established against deferred tax assets if it is more likely than not that they will not be realized.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets and certain identifiable intangible assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires recognition of impairment in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If impairment is indicated, the carrying amount of the asset is written down to fair value. During 2006, the Company determined that certain software acquired in 2004 had become impaired due to changes in its long term product strategy and accordingly, a charge to earnings of $255,844 was recorded in 2006 to write off the remaining carrying value. During 2005, the Company determined that software previously acquired in its acquisition of Supplier Insight in 2003 had become impaired due

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

to changes in its long term product strategy. Accordingly, a charge to earnings of $1,408,791 was recorded in 2005 to write off the remaining carrying value of such software assets.

Impact of Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which describes a comprehensive model for the measurement, recognition, presentation and disclosure of uncertain tax positions in the financial statements. Under the interpretation, the financial statements will reflect expected future tax consequences of such positions presuming the tax authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 is effective for nonpublic entities, including the Company, on January 1, 2008. The Company has not yet determined what impact, if any, FIN 48 will have on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when required to use a fair value measure for recognition and disclosure under generally accepted accounting principles. SFAS 157 gives fair value a common definition to be used consistently throughout the accounting literature and will make measurement of fair value more comparable and consistent. SFAS 157 is effective for the Company on January 1, 2008. The Company has not yet determined what impact, if any, SFAS 157 will have on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 is effective for the Company on January 1, 2008. The Company has not yet determined what impact, if any, SFAS 159 will have on its financial position or results of operations.

2.	Acquisitions

Acquisition of Contract Management Solutions, Inc. (“CMSI”)

On March 10, 2005, the Company completed the acquisition of CMSI, a privately-held provider of contract management software. The acquisition provided Procuri a strategic product extension and contract management application as well as additional customers and revenue streams. The total purchase price was $14.1 million, consisting of approximately $7.2 million in cash, notes payable for approximately $4.6 million (Note 7), assumed liabilities of $1.7 million, and 375,000 shares of Procuri common stock valued at $1.50 per share.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

The acquisition of CMSI is accounted for in accordance with SFAS No. 141, Business Combinations. The results of operations of CMSI are included in Procuri’s results of operations for the period beginning March 11, 2005. The value of acquired intangible assets was based on an independent third party valuation. All other assets and liabilities were recorded at their fair values as determined by the Company. The total purchase price of the acquired assets and liabilities is as follows:

Assets
Cash	$533,386
Accounts receivable	858,537
Other current assets	45,623
Fixed assets	426,477
Software	2,400,000
Customer lists	2,500,000
Non-compete covenants	1,738,526
Other assets	3,115
Goodwill	5,601,653

Total assets	14,107,317
Liabilities and equity
Accounts payable	153,109
Accrued liability	160,665
Deferred revenue	1,412,017

Total liabilities	1,725,791
Purchase consideration	12,381,526

Total liabilities and purchase consideration	$14,107,317

Acquisition of TrueSource, Inc. (“TSI”)

On September 6, 2006, Procuri completed the acquisition of TSI, a privately-held provider of spend analysis software. The acquisition of TSI provided Procuri a strategic product extension and spend analysis application, as well as an additional customer base. The total purchase price was $2.2 million, consisting of $1.5 million in cash and 580,169 shares of Procuri common stock with a fair value of $684,599. In the event that revenue generated from sales of the acquired TSI software application and related services for the eighteen month period ending March 6, 2008 exceed certain established thresholds Procuri will pay additional consideration. This contingent consideration will be paid in two installments, the first in September 2007, and the second in March 2008. Any contingent consideration will be paid 50% in cash, and 50% in Procuri common stock.

The acquisition of TSI is also accounted for in accordance with SFAS No. 141. The preliminary purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the fair values of the assets and liabilities over the purchase price amounted to $2.3 million and was allocated to negative goodwill. In accordance with FAS 141, in a business combination with contingent consideration, the lesser of the maximum amount of contingent consideration or the total amount of negative goodwill should be recognized as a liability. In this case, negative goodwill is less than the maximum amount of contingent consideration and as a result, the $2.3 million is recognized as a current liability. The determination of estimated fair value requires management to make significant estimates and assumptions. Although we do not anticipate any significant adjustments, to the extent that our estimates used in the purchase accounting need to be refined, we will do so upon making that determination but not later than one year from the date of acquisition.

The results of operations of TSI are included in Procuri’s results of operations beginning September 7, 2006. The value of acquired intangible assets was based on an independent third party valuation. All other assets and liabilities were recorded at their fair values as determined by the Company. The total purchase price of the acquired assets and liabilities is as follows:

Assets
Cash	$5,109
Accounts receivable	153,608
Other current assets	25,840
Fixed assets	125,241
Software	2,700,000
Customer lists	200,000
Non-compete covenants	1,907,788

Total assets	$5,117,586

Liabilities and equity
Accounts payable	$150,418
Accrued liability	157,109
Deferred credit	2,303,517
Deferred revenue	298,943

Total liabilities	2,909,987
Purchase consideration	2,207,599

Total liabilities and purchase consideration	$5,117,586

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

3.	Property and Equipment

Property and equipment consisted of the following:

	Estimated Useful Life (in years)	at September 30, 2007	at December 31, 2006	at December 31, 2005
Computers	3	$4,231,198	$3,449,925	$2,621,433
Furniture, fixtures and equipment	7	489,453	485,306	464,296
Leasehold improvements	6	76,731	292,456	284,045

		4,797,382	4,227,687	3,369,774
Accumulated depreciation		(3,315,325)	(2,812,314)	(1,933,885)

Property and equipment, net		$1,482,057	$1,415,373	$1,435,889

Depreciation of property and equipment amounted to $878,429 and $701,163 for the years ended December 31, 2006 and 2005. Depreciation expense was $674,923 and $672,905 for the nine months ended September 30, 2007 and 2006, respectively.

4.	Intangible Assets

Intangible assets consisted of the following:

	Estimated Useful Life (in years)	at September 30, 2007	at December 31, 2006	at December 31, 2005
Website in service	3	$1,042,133	$1,042,133	$1,042,133
Acquired software	3	8,309,081	7,670,581	4,267,280
Software development	3	869,024	191,964	255,844
Acquired customer lists	5	2,700,000	2,700,000	2,500,000
Non-compete agreements	3-5	3,646,314	3,646,314	1,738,526
Goodwill		5,743,130	5,743,130	5,601,653

		22,309,682	20,994,122	15,405,436
Accumulated amortization		(8,484,187)	(5,330,026)	(2,292,818)

Intangible assets, net		$13,825,495	$15,664,096	$13,112,618

The Company uses the straight line method of computing amortization expense. Amortization expense in respect of intangible assets amounted to $3,037,208 and $1,730,491 for the years ended December 31, 2006 and 2005. For the nine months ended September 30, 2007 and 2006, amortization expense was $3,154,161 and $2,007,888, respectively. Amortization expense related to capitalized software (Note 1) is included as a component of cost of revenues. In 2006, goodwill increased $141,477 to reflect settlement of a note payable originally recorded in the purchase accounting for CMSI.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

Based on the intangible asset balances at December 31, 2006, amortization expense is expected to be as follows:

Years Ending
2007	$4,144,366
2008	3,388,876
2009	2,109,013
2010	252,043
2011	26,667
Thereafter	—

5.	Income Taxes

The Company has Federal and state net operating losses and tax credits of approximately $25,547,000 and $174,000, respectively, at December 31, 2006. The Federal net operating loss carryforwards begin expiring in 2020 and state net operating loss carryforwards begin expiring in 2009.

At December 31, 2006 and 2005, the Company has provided a valuation allowance for the full amount of its net deferred tax asset since realization of any future tax benefit cannot be sufficiently assured.

The expense (benefit) for income tax differs from the amount that would be calculated applying the federal statutory rate of 34% to income (loss) before expense (benefit) for income taxes as follows:

	2006	2005
Tax at statutory rate	$(2,454,269)	$(2,012,757)
State income taxes, net of federal benefit	(281,854)	(234,427)
Permanent items	34,276	26,557
Other	350,312	—
Change in valuation allowance	2,351,534	2,220,627

Total tax expense	$—	$—

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

Deferred tax assets/liabilities consist of the following at December 31:

	2006	2005
Deferred tax assets
Net operating loss carryforwards	$9,697,695	$8,536,815
Deferred revenue	1,613,170	625,861
Accrued Expenses	299,787	170,084
Other	184,547	86,995
Tax credits	173,619	173,619

Total deferred tax assets	11,968,817	9,593,373
Deferred tax liabilities
Customer relationships	(685,417)	(806,650)
Acquired computer software	(627,811)	(148,503)
Covenants not to compete	(783,428)	(273,298)
Other	—	30,119

Total deferred tax liabilities	(2,096,656)	(1,198,332)
Net deferred tax asset (liability) before valuation allowance	9,872,161	8,395,041
Less: Valuation allowance	9,872,161	8,395,041

Net deferred taxes	$—	$—

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards which can be used in future years.

6.	Commitments and Contingencies

Operating Leases

Rental and leasing expenses for the years ended December 31, 2006 and 2005 amounted to $635,224 and $590,107, respectively. For the nine months ended September 30, 2007 and 2006 rental and leasing expense was $452,437 and $456,026, respectively. Future minimum rental payments and lease payments on non-cancelable operating leases as of December 31, 2006 are as follows:

Years Ending
2007	$600,837
2008	569,297
2009	586,415
2010	603,972
2011	72,503
Thereafter	—

Employee Retirement Savings Plan

The Company sponsors a tax deferred retirement savings plan that permits eligible U.S. employees to contribute varying percentages of their compensation up to the limit allowed by the Internal Revenue Service. This plan also provides for discretionary Company contributions. No discretionary contributions were made for the years ended December 31, 2006 and 2005.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

Litigation

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s financial position, results of operations or its cash flows.

7.	Notes Payable

CMSI Notes

As of December 31, 2005, the CMSI Notes payable consisted of three separate notes issued to the selling shareholders in connection with the Company’s acquisition of CMSI in March 2005 (“CMSI Notes”; Note 2) totaling $4,639,026. The CMSI notes carried a simple interest rate of 10%, were payable in three annual installments on the anniversary date of the notes, and were collateralized by a lien on certain of the acquired software assets.

During 2005, the Company accrued $376,000 of interest expense related to the CMSI notes. Accrued interest, along with the March 10, 2006 installment, is included in short term liabilities as of December 31, 2005. The remainder of the CMSI notes payable balance is included in long term liabilities as of December 31, 2005. In September 2006, in connection with the financing summarized below, the remainder of the CMSI notes payable balance, along with accrued interest, was paid in full to the noteholders. During 2006, the Company recognized $288,467 of interest expense related to the CMSI notes.

Bank Agreement

On September 6, 2006, the Company entered into a Loan and Security agreement with a commercial bank (“bank agreement.”). Under the bank agreement, the Company borrowed $2.0 million under a term loan arrangement. The term loan carries interest at 9.75%, and is repayable in 42 equal monthly installments of principal and interest beginning March 2007. Additionally, the bank agreement provides the Company a revolving credit facility (“revolver”) based on the Company’s trailing 90 day cash collections. Availability under the revolver is $3.5 million through the first anniversary date, and increases to $5.5 million thereafter, subject to the Company attaining certain defined operating performance levels. The revolver carries a floating interest rate of Prime + 0.75%, an unused facility fee of 0.375%, and matures on September 4, 2008. As of December 31, 2006, the Company had borrowed $2.0 million under the revolver. The bank agreement is collateralized by substantially all assets of the Company. In connection with the bank agreement, the Company issued to the lender warrants to purchase 32,500 shares of Procuri common stock, at an exercise price of $.75 per share. In accordance with APB 14, Accounting for Debt and Debt Issue with Stock Purchase Warrants, the Company valued the warrants at $23,996 using the Black-Scholes model and allocated value on a relative fair value basis to each element of the transaction. The warrant amount is recognized as additional paid-in capital and a discount to the notes payable balance.

Investor Notes

On September 6, 2006, the Company issued notes to an outside investor in connection with its acquisition of TSI (Note 2) and the repayment of the CMSI notes, discussed above. The Investor Notes have a face value of $5.0 million, carry a simple interest rate of 12.0%, and are repayable in monthly installments beginning in September 2007. The Investor notes are cross - collateralized

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

with the bank agreement above by substantially all the assets of the Company; the Investors’ interest in the collateral is subordinate to the Bank’s interest. In connection with the issuance of the notes, the Company also issued to the investor warrants to purchase 728,016 shares of Procuri common stock, at an exercise price of $.75 per share. In accordance with APB 14, the Company valued the warrants at $490,658 using the Black-Scholes model, and allocated value on a relative fair value basis to each element of the transaction. The warrant amount is recognized as additional paid-in capital and a discount to the notes payable balance.

The following is a summary of Notes payable as of December 31, 2006 and September 30, 2007:

	Current	Long-term	December, 31 2006 Total
Investor note	$416,667	$4,133,563	$4,550,230
Bank term loan	372,116	1,605,888	1,978,004
Bank revolving loan	—	2,000,000	2,000,000

	$788,783	$7,739,451	$8,528,234

	Current	Long-term	September 30, 2007 Total
Investor note	$875,000	$3,767,228	$4,642,228
Bank term loan	523,680	1,216,000	1,739,680
Bank revolving loan	—	2,000,000	2,000,000

	$1,398,680	$6,983,228	$8,381,908

8.	Shareholders’ Equity

Series A Redeemable Convertible Preferred Stock

The Company has 9,166,666 shares of Series A Redeemable Convertible Preferred Stock (“Series A Preferred”) issued and outstanding. The Company sold the shares for $1.20 per share to investors in 2003 and 2004. These same investors received warrants to purchase 4,950,001 shares of common stock at an exercise price of $1.20 per share. In accordance with APB 14, the Company has allocated value on a relative fair value basis to each element of the transaction. The carrying value of the Series A preferred is $9,406,438 and the value assigned to the warrants is $1,380,724.

Series B Convertible Preferred Stock

During 2005, the Company sold to investors 7,763,976 shares of its newly authorized Series B Convertible Preferred Stock (“Series B Preferred”) for $ 1.61 per share. Total proceeds received by the Company were $12,500,000, less approximately $117,000 of issuance costs. The Series B Preferred is convertible into common stock on a one for one basis, and carries a liquidation preference, related to certain defined events, equal to the original issuance price.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

The significant terms and protective provisions of the Series A Preferred and the Series B Preferred have been conformed. A summary of key terms is as follows:

Conversion

The Series A Preferred and the Series B Preferred are convertible into the Company’s common stock on a one-for-one basis subject to adjustment for stock splits and certain defined anti-dilutive future issuances. Conversion is at the option of the holders at any time. Conversion is mandatory (i) in the event that the holders of at least a majority of the then-outstanding shares of Series A Preferred consent to such conversion, and, holders of at least 60% Series B Preferred consent to such conversion; or (ii) upon the closing of a firmly underwritten public offering of shares of Common Stock of the Company at a per share price not less than five times the original per-share purchase price of the Series A Preferred, and aggregate proceeds to the Company of not less than $40 million.

Dividends

The Series A Preferred accrues dividends at a rate of $0.066 per annum per share, payable when and if declared by the Board of Directors. These dividends accrue daily and are cumulative from the date of issuance of each share of Series A Preferred, whether or not declared. The Series B Preferred does not contain a dividend feature. No dividends have been declared to date.

Redemption

At any time after March 10, 2010, and at the request of the holders of at least a majority of the shares of the Series A Preferred, or of the Series B Preferred, the Company is required to redeem the Series A Preferred and/or the Series B Preferred in accordance with certain defined procedures. The redemption amount is based on an amount equal to one times the original Series A or Series B Preferred issue price, respectively, plus cumulative dividends. The Series B has no dividend rights, accordingly, the redemption value equals the purchase price. At December 31, 2006 and each applicable reporting period, the Company has accreted the shares of Series A Preferred to their redemption value, which equals the purchase price plus accrued and unpaid. cumulative dividends.

Voting

The Series A Preferred and Series B Preferred shall generally vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. In certain situations, described below in (d) and (h), the Series A Preferred and Series B Preferred shall vote as a separate class.

Board of Directors

The holders of Series A Preferred, voting as a separate class, shall be entitled to elect one member of the Board of Directors. The holders of Series B Preferred, voting as a separate class, shall be entitled to elect one member of the Board of Directors.

Liquidation Preference

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred and the Series B Preferred shall be entitled to be paid, before any distribution or payment is made to holders of common stock, an amount equal to 1 times the applicable original Series A Preferred or Series B Preferred issue price per share accrued but unpaid dividends. After payment of the full liquidation preference amount, the holders of the Series A Preferred and the Series B Preferred participate with the other classes of stock in any remaining proceeds, on a pro rata as-converted basis.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

Anti-dilution Rights

The conversion price of the Series A Preferred and the Series B Preferred is subject to anti-dilution adjustments in the event that the Company issues additional equity securities (other than Board-approved employee incentives, including stock options) at a purchase price less than the then-applicable conversion price of the Series A Preferred or the Series B Preferred. The conversion price is also subject to proportional adjustment for stock splits, stock dividends, and recapitalizations.

Protective Provisions

The holders of at least a majority of the Series A Preferred and the Series B Preferred, generally voting together as a single class, must consent in order for the Company to take certain defined actions. Significant actions subject to such protective provisions include: authorizing or issuing new securities and incurring indebtedness; taking steps to dissolve or liquidate the Company; effecting an acquisition or investment; making a material acquisition, expenditure, or disposal of assets; effecting a change in the Company’s Certificate of Incorporation or Bylaws; altering the rights, preferences, and privileges of the Series A and Series B Preferred; granting future registration rights; increasing the number of shares reserved for issuance under the Company’s stock plans; granting exclusive rights to the Company’s intellectual property.

Registration Rights

The holders of Series A Preferred and Series B Preferred have defined demand and piggy-back registration rights related to future public offerings of the Company’s equity securities.

Common Stock

Holders of the Company’s common stock are entitled to dividends if and when declared by the Board of Directors, after payment of any accrued and unpaid dividends for the Series A Preferred. The holders of common stock, voting together with the holders of the Series A and Series B Preferred, are entitled to elect the members of the Board of Directors other than those directors specifically elected by the holders of the Series A and Series B Preferred.

Warrants

Warrants outstanding as of December 31, 2006, and a general description of their terms, are as follows:

Warrant Type	Share Class Entitled to Purchase	Number of Shares Entitled to Purchase	Exercise Price Range	Expiration Date
Initial Investor	Common	230,672	$0.79	December 2009
Former Employees	Common	115,000	$1.20	January 2014
Directors	Common	20,500	$2.37	January 2013
Series A Preferred	Common	4,950,001	$1.20	June 2013-January 2014
Bank Agreement	Common	32,500	$0.75	Sep. 2013
Investor Notes	Common	728,016	$0.75	Aug. 2013

In 2005, 110,069 warrants were exercised and 72,986 expired unexercised.

In September 2006 the Company issued warrants in connection with a bank agreement and the issuance of certain investor notes (Note 7). The Company valued these warrants at $514,654 using the Black-Scholes model and recorded them as a debt discount. The Company is amortizing the value of the warrants as additional interest over the respective term of the notes payable.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

9.	Stock Option Plans

Under the Company’s 1999 Incentive Stock Plan (the “Plan”), options to purchase shares of common stock are provided to officers, employees, directors, and consultants. Option awards are generally granted with an exercise price that approximates the estimated market value of the Company’s common stock on the date of grant. The purchase price of options must be paid in cash. The options generally expire between five and ten years from the date of grant. The options generally vest over three to four year periods from the date of grant. The compensation cost that has been charged to operations for the years ending December 31, 2006 and 2005 was $87,364 and $15,690, respectively. Expense for the nine months ended September 30, 2007 was $134,588. At December 31, 2006, there were approximately 1,003,511 shares available for grant under the Plan.

The Company estimates the value of its stock options using the calculated value on the grant date. The Company measures compensation cost of employee stock options based on the calculated value instead of fair value because it is not practical to estimate the volatility of its share price. The Company does not maintain an internal market for its shares and its shares are rarely traded privately. The Company has not been able to identify any similar public entities. The calculated value method requires that the volatility assumption used in an option-pricing model be based on the historical volatility of an appropriate industry sector index.

The Company uses the Black-Scholes option pricing model to estimate the calculated value of its share-based payments that uses the assumptions noted in the following table.

Volatility	40%
Expected term	10 years
Dividend yield	0.00%
Risk free rate	4.54%

The volatility assumption used in the Black-Scholes option pricing model is based on the volatility of the Dow Jones Small Cap Software Index. The Company calculated the historical volatility of that index using the weekly closing total returns for that index for the ten years immediately prior to December 31, 2006. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The dividend yield is an estimate of the expected dividend yield on the Company’s stock. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the stock options.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

The following table summarizes employee stock option activity for the Company for the years ended December 31, 2006 and 2005:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	10,149,609	$1.82
Granted	1,699,972	1.75
Exercised	—	—
Forfeited	(1,186,291)	1.73
Canceled	(16,250)	—
Expired	(312,500)	—
Outstanding at December 31, 2005	10,334,540	1.82
Granted	702,600	1.52
Exercised	—	—
Forfeited	(226,875)	1.72
Outstanding at December 31, 2006	10,810,265	1.80
Exercisable at December 31, 2006	7,541,202	1.87

The weighted average grant-date calculated value of the employee options granted during 2006 was $0.87. As of December 31, 2006 there was $354,275 of total unrecognized compensation cost related to share-based compensation arrangements granted under the Plan. The weighted average period over which the remaining compensation cost will be recognized is 3.33 years. The weighted average contractual term of outstanding options is 6.0 years, the weighted average contractual term of exercisable options is 5.0 years.

In 2006 and 2005, the Company granted a non-employee 15,000 and 12,572 options, respectively, for services. The options vested immediately and expire 10 years from the date of grant. The Company recorded a non-cash expense of $11,063 and $15,690, respectively, based on the fair value of the options using the Black-Scholes Merton model with the following assumptions:

	2006	2005
Volatility	40%	100%
Expected term	10 years	7 years
Dividend yield	0.00%	0.00%
Risk-free rate	4.54%	3.72%

10.	Related Party Transaction

In October 2003, the Company loaned an officer and the shareholder of the Company $150,000 of which $139,391 is remaining as of December 31, 2006. The loan is not collateralized. Interest is being accrued at the Short-Term Applicable Federal Rate, and the officer has made periodic principal payments according to the terms of the note. The repayment of the remaining principal and related accrued interest has been suspended and will be repaid out of the proceeds of any sale of the Company. The loan may be repaid in cash or stock of the Company, or any combination therein. The loan is recorded as a reduction of shareholder’s equity.

Procuri, Inc.

Notes to Financial Statements

(All information as of and for the nine months ended

September 30, 2006 and 2007 is unaudited)

The Company leases office space in Orlando, FL from an entity controlled by a former CMSI shareholder who, as part of the acquisition by Procuri (Note 2), acquired common stock in the Company. The office lease was assumed in the acquisition. The lease has a fixed monthly lease rate of $7,756 per month and total lease expense for the year ended December 31, 2006 for the facility was $93,077. In March 2007, the Company and former CMSI shareholder agreed to cancel the remaining term of the lease as of May 31, 2007.

11.	Subsequent Event

On December 17, 2007, Ariba, Inc. (“Ariba”) acquired Procuri, Inc. for $92.6 million, one-half in cash and one-half in common stock of Ariba, and the assumption of approximately $8.8 million of Procuri’s debt. Ariba issued an aggregate of 4,009,655 shares of its common stock. The number of shares issued by Ariba was based on the average closing price per share of its common stock for the 20 trading days ending on December 12, 2007.